Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Jill Schmidt
(952) 594-3385

INTERNATIONAL  MULTIFOODS  REPORTS  FISCAL  2003
FOURTH-QUARTER,  FULL-YEAR  RESULTS

Diluted earnings from continuing operations before unusual items were
$1.58 per share for the year

Fourth-quarter diluted earnings from continuing operations before unusual items increased 58 percent to 38 cents per share

Company expects fiscal 2004 earnings before unusual items of $1.70 to $1.75 per share;
anticipates continued strong cash generation in excess of $100 million over next three years

Company announces actions to improve profitability

                MINNEAPOLIS, April 1, 2003 — International Multifoods Corp. (NYSE: IMC) today reported fourth-quarter fiscal 2003 diluted earnings per share of 40 cents, compared with 25 cents in the prior year.  Excluding the company’s former foodservice distribution business, which was divested in September 2002 and therefore reclassified as discontinued operations, and unusual items, earnings from continuing operations increased 58 percent to 38 cents per diluted share, up from 24 cents a year ago.

                Net sales for the quarter ended March 1 were $217.6 million, compared with $216 million in the fourth quarter of fiscal 2002.

For the full year, the company reported a loss of $2.37 per diluted share, compared with earnings of 48 cents per share in fiscal 2002.  Reported results for both fiscal years include the effects of unusual and one-time items and the divestiture of the distribution business.  Excluding these items, diluted earnings per share from continuing operations in fiscal 2003 were $1.58, up from 60 cents last year.

A reconciliation of fourth-quarter and full-year earnings per share from continuing operations before unusual items to reported results is included at the end of this release, along with additional information on unusual and one-time items.

Net sales for the 12 months ended March 1 were $939.3 million, up from $597.9 million in fiscal 2002.  Excluding the contribution from the brands and businesses acquired from General Mills in November 2001, sales increased nearly 4 percent.

“Fiscal 2003 was a good year for Multifoods, and we achieved much of what we set out to do,” said Gary E. Costley, International Multifoods chairman and chief executive officer.  “We further sharpened the company’s focus on branded foods with the sale of the distribution business.  We successfully integrated the Pillsbury desserts and specialty products business into Multifoods, and made our new U.S. consumer brands more competitive.  We strengthened our overall financial position, paying down about $195 million of debt, while at the same time continuing to invest in Multifoods’ future growth and earnings improvement.  We also added depth and experience to our leadership team.

— more —

“Multifoods enters the new fiscal year with stronger, more predictable earnings power,” Costley said.  “The major transformational work is behind us.  We have a clear direction — on branded foods — and a solid platform for continued growth.”

                For the year, the company generated $44.2 million of cash from continuing operations.  As a result of strong operating cash flows and the sale of its non-core distribution business, the company was able to substantially reduce its debt during the year, while funding $33 million in capital expenditures for continuing operations.  For the year, free cash flow (cash flows from continuing operations less capital expenditures) was $11.2 million.

                During the year, the company made significant investments to build an effective infrastructure for its U.S. Consumer Products business, and to support the long-term growth of its brands and businesses.  Depreciation and amortization in fiscal 2003 totaled $14.6 million.

Debt at year-end was $344 million, down from $539 million a year ago.  Debt reduction remains the priority for the company’s excess cash.

Net interest expense for the year was $24.5 million, up from $11.6 million in fiscal 2002.  The increase in interest expense reflects the higher debt levels resulting from the acquisition of the Pillsbury desserts and specialty products business in the third quarter of fiscal 2002.

The company’s effective tax rate for continuing operations was 37 percent for the year.  The company’s cash taxes paid are substantially less than book expense because of the recognition of net operating loss carryforwards primarily related to discontinued operations.

Discussion of Fourth-Quarter Operating Results

Costley noted that overall, the company’s fourth-quarter results reflected lower promotional spending and reduced incentive expense, which helped to offset lower-than-planned consumer products volumes and higher commodity costs.

Following is a review of the company’s fourth-quarter operating results by segment:

                U.S. Consumer Products.  Net sales for the fourth quarter were $95.3 million, up 2 percent from $93.4 million in the prior year.  Last year’s fourth quarter in U.S. Consumer Products included an extra week due to the timing of the closing of the acquisition with General Mills and the difference in the two company’s reporting periods.  Excluding last year’s extra week, sales increased about 16 percent.  Operating earnings rose to $12.3 million, up from $9.5 million in the fourth quarter of fiscal 2002.

Total shipment volume in the quarter after adjusting for last year’s extra week was up nearly 9 percent, driven by success in non-traditional channels, such as mass merchandisers, dollar stores and military commissaries; the roll-out of new products; and new marketing and merchandising programs.

“The U.S. Consumer Products business delivered solid results for the quarter and the year, despite intense competition,” Costley said.  “This performance tells us that our strategies, including new product initiatives and brand-building programs, are beginning to pay off.

“Our November 2001 acquisition of the Pillsbury desserts and specialty products business represented Multifoods’ entry into branded packaged foods in the United States,” Costley said.  “I am very pleased with the success we have already achieved.  Multifoods has created, in a very short period of time, an effective U.S. consumer products infrastructure to support the growth of its new brands.”

During the quarter, the company continued to introduce new products and implement marketing programs that build on and leverage the unique equity of each brand.  The Hungry Jack brand rolled out a new easy-to-prepare, four-pouch pancake mix that meets consumer demand for convenience.  The company also launched a new line of Martha White quick-and-easy biscuit mixes.  Examples of the company’s marketing activities to drive brand relevance and awareness included the second annual “Who Is Your Hungry Jack?” promotion and the “Let the Doughboy Help You Celebrate” campaign.  The company also continued to benefit from innovative merchandising programs and partnerships with non-traditional retail customers.

Foodservice Products.  Fourth-quarter net sales in Foodservice Products were $52.6 million, down about 5 percent from $55.2 million in the prior year, largely reflecting volume declines in the company’s baking mix business and continued softness in the foodservice industry.  Operating earnings were $1.6 million, up from $200,000 in the fourth quarter a year ago.  Excluding unusual items in last year’s fourth quarter, operating earnings doubled.

“We are taking steps to improve the profitability of our Foodservice Products business,” Costley said.  “We intend to make our business more efficient and put it in a better position to capitalize on market trends and generate long-term profitable growth.”

During the quarter, the company won new business supplying its Pillsbury-brand foodservice baking mixes to two leading foodservice distributors.  The company also continued to experience strong demand and market acceptance for its award-winning thaw-and-serve muffins.

Canadian Foods.  Fiscal 2003 fourth-quarter net sales in Canadian Foods were $69.7 million, up about 3 percent from $67.4 million in the prior year.  This increase was largely attributable to higher selling prices resulting from higher commodity costs.

Operating earnings were $4.1 million, down from $5.7 million in the fourth quarter a year ago, due primarily to lower consumer flour volumes and higher manufacturing costs.

“Our fourth-quarter earnings performance in Canada fell short of our expectations,” Costley said.  “Robin Hood is an icon brand in Canada, and Bick’s holds the No. 1 market position in pickles.  We clearly need to improve our ability to translate our market leadership positions in Canada into stronger results.

“Historically, Multifoods’ Canadian operation has been a source of strength and stability for the company,” Costley said.  “The reorganization of our Canadian Foods business, which is being announced today, is designed to increase our speed and capacity for innovation, and to create a leaner, more focused operation.”

                First-Quarter Fiscal 2004 Profit Improvement Actions

                The company also announced today that it is taking several immediate steps to reduce the cost structure and improve the financial performance of its Canadian Foods and Foodservice Products divisions.  This includes reorganizing its Canadian operation, reducing production at its Sedalia, Mo., foodservice plant, and closing two small foodservice facilities in Massachusetts.  These actions will result in a net reduction of about 100 full-time positions.  The company expects to complete these actions by the end of June.

“We are committed to improving our cost structure and putting each of our businesses in a better position to meet changing economic conditions and market requirements,” Costley said.  “These actions will enable us to sharpen our focus on customers, strengthen our competitive position, and ensure long-term growth and margin expansion.”

As a result of these actions, the company expects to record a one-time, unusual pre-tax charge of up to $3.5 million, or 11 cents per share after tax, in the first quarter.  The company anticipates these actions will result in an annual pre-tax benefit of about $2 million, or 6 cents per share, half of which is expected to be realized in fiscal 2004 and is included in the company’s current guidance.

                Integration Update

                Commenting on the company’s integration of the acquired brands and businesses, Costley said: “Over the past year, we completed the major transition work, while relentlessly focusing on our customers.  We successfully installed a new SAP management information system.  We established an effective consumer sales, marketing and R&D organization.  We began producing Pillsbury-brand consumer and foodservice baking mix products.  We transitioned more than 50 business processes from General Mills to Multifoods, and we turned around the acquired brands’ performance.  Today, we have a strategically aligned organization that is stronger, more experienced and smarter than a year ago, and as a result, we expect fiscal 2004 to be a year of accelerated momentum.”

                Costley also noted that the hourly employees at Multifoods’ Toledo, Ohio, manufacturing plant recently voted to accept the company’s proposed contract.

                Outlook

                For fiscal year 2004 ending Feb. 28, 2004, Multifoods expects to deliver earnings before unusual items in the range of $1.70 to $1.75 per share.  Including the unusual items mentioned above, reported earnings are expected to be $1.59 to $1.64 per share.  These estimates assume continued investments in marketing and R&D; higher commodity costs, which will principally affect first-quarter comparisons; higher depreciation expense; and lower income from the company’s pension fund assets, which were fully funded at the end of fiscal 2003.

The company said that it is reducing its long-term return on pension plan assets assumption to 9 percent and its discount rate to 6.4 percent.  The company anticipates pension income of between $500,000 to $1 million in fiscal 2004, down from $6.7 million in fiscal 2003.  This represents a year-over-year negative impact on earnings of 17 cents to 19 cents per share and is already reflected in the company’s full-year earnings guidance noted above.  The company also said that it intends to make a contribution of $1 million to $2 million in fiscal 2004 to one of its Canadian pension plans.

                Earnings before unusual items for the first half of fiscal 2004 are expected to be even with the prior year as the company undertakes a number of actions to improve margins in its Foodservice Products business and strengthen its competitive position in Canada.  The company expects fiscal 2004 first-quarter earnings per share before unusual items to be in the range of 10 cents to 12 cents per share, due primarily to the year-over-year unfavorable impact of commodity costs and pension income.  Including unusual items, reported results for the first quarter are expected to range from a loss of 1 cent per share to earnings of 1 cent per share.  The company expects fiscal 2004 second-quarter earnings in the range of 27 cents to 29 cents per share.

Free cash flow in fiscal 2004 is expected to be in the $20 million to $25 million range, which the company will continue to use to reduce debt and invest in future growth.  The company expects depreciation and amortization to be between $20 million and $23 million.  Capital expenditures in fiscal 2004 are expected to total about $40 million and include the $11.5 million payment for the Toledo, Ohio, plant acquired from General Mills.  The company expects its fiscal 2004 tax rate to be 35 percent to 37 percent.

Multifoods’ goal is to generate annualized earnings per share growth of 9 percent to 11 percent over a three-year period beginning in fiscal 2004.  The company said that it expects to exceed $100 million in free cash flow (cash flows from operations less capital expenditures of $90 million to $100 million) over the same three years.

“We look forward to another good year for Multifoods,” Costley said.  “We have talented people, great brands, leading market positions and excellent cash-generating ability.  We intend to build on these strengths in the months and years ahead.”

Reconciliation of Fiscal 2003, Fiscal 2002 Results

To enhance comparability and allow for a better understanding of the company’s underlying performance for ongoing operations, following is a reconciliation of fourth-quarter and full-year earnings per share.  These results have been adjusted to exclude the divested distribution business and unusual and one-time items.

Fiscal 2003 Ended March 1, 2003	Fourth Quarter	Full Year
Diluted earnings per share from continuing operations
before unusual and one-time items	$0.38	$1.58
Loss on early debt repayment	—	(0.15)
Earnings per share from continuing operations	0.38	1.43
Discontinued operations	0.02	(3.80)
Reported earnings (loss) per share	$0.40	$(2.37)

Fiscal 2002 Ended March 2, 2002	Fourth Quarter	Full Year
Diluted earnings per share from continuing operations
before unusual and one-time items	$0.24	$0.60
Loss on cancellation of debt offering and
early redemption of medium-term notes	—	(0.36)
Foodservice Products employee severance costs	(0.02)	(0.03)
Gain on asset sale partially offset by restructuring costs	—	0.05
Earnings per share from continuing operations	0.22	0.26
Discontinued operations	0.03	0.22
Reported earnings per share	$0.25	$0.48

Summary of Fiscal 2003 Unusual and One-Time Items

The company’s fiscal 2003 results included a non-cash, pre-tax charge of $4.7 million, or 15 cents per share after tax, associated with the early repayment of $194 million of debt.  This charge is recorded in “Other income (expense), net.”  In fiscal 2002, the company incurred a $10.3 million pre-tax write-off, or $6.4 million after tax, on the cancellation of a high-yield debt offering that was planned and then replaced with lower interest rate debt guaranteed by Diageo plc, as part of the company’s branded food business acquisition.  The company also recognized a pre-tax loss of $700,000, or $500,000 after tax, on the early redemption of its medium-term notes, as well as an unusual pre-tax gain on an asset sale, offset primarily by severance and other restructuring costs.

Conference Call Information

Multifoods will review its fiscal 2003 fourth-quarter and full-year results and discuss its fiscal 2004 outlook on a conference call today, beginning at 11 a.m. (EST).  Investors and the public are invited to listen to the live Webcast of the conference call through the company’s Web site, www.multifoods.com.  A replay of the Webcast will be available at the same location shortly after the call and will remain available through the end of May.

About International Multifoods

International Multifoods is a manufacturer and marketer of branded consumer foods and foodservice products in North America.  The company’s food manufacturing businesses have combined annual net sales of nearly $950 million.  Multifoods’ brands include Pillsbury® desserts and baking mixes; Hungry Jack® pancake mixes, syrup and potatoes; Martha White® baking mixes and ingredients; Robin Hood® flour and baking mixes; Pet® evaporated milk and dry creamer; Farmhouse® rice and pasta side dishes; Bick’s® pickles and condiments in Canada; Softasilk® premium cake flour; Red River® hot flax cereal; and Golden Temple®.  Further information about Multifoods is available on the Internet at www.multifoods.com.

Forward-Looking Language

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the company’s operations and financial performance and condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, successful completion of the integration of the acquired businesses; the impact of competitive products and pricing; changes in consumer preferences and tastes or perceptions of health-related issues; effectiveness of advertising or market-spending programs; market or weather conditions that may affect the costs of grain, other raw materials and fuel; the impact of labor matters; changes in laws and regulations; fluctuations in foreign exchange and interest rates; the inability to collect on a $6 million insurance claim related to the loss of product in St. Petersburg, Russia; risks commonly encountered in international trade; and other factors as may be discussed in the company’s Annual Report on Form 10-K for the year ended March 2, 2002, and other reports filed with the Securities and Exchange Commission.

# # #

International Multifoods Corporation
Consolidated Statements of Earnings
(unaudited)

	Fourth Quarter Ended
	March 1, 2003	March 2, 2002
(in millions, except per share data)
Net sales	$217.6	$216.0
Cost of goods sold	(182.3)	(174.7)
Gross profit	35.3	41.3
Selling, general and administrative	(18.6)	(28.0)
Unusual items	—	(0.6)
Operating earnings	16.7	12.7
Interest, net	(5.7)	(6.7)
Other income (expense), net	—	0.9
Earnings from continuing operations before income taxes	11.0	6.9
Income taxes	(3.7)	(2.6)
Earnings from continuing operations	7.3	4.3
Earnings from discontinued operations	0.6	0.6
Net earnings	$7.9	$4.9

Basic earnings per share:
Continuing operations	$0.38	$0.23
Discontinued operations	0.03	0.03
Total	$0.41	$0.26

Diluted earnings per share:
Continuing operations	$0.38	$0.22
Discontinued operations	0.02	0.03
Total	$0.40	$0.25

Average shares outstanding:
Basic	19.2	19.0
Diluted	19.4	19.3

International Multifoods Corporation

Segment and Earnings Digest

(unaudited)

(in millions, except per share data)

FY 2003 - Fourth Quarter Ended March 1

			Operating
			Earnings
			Before
	Net	Operating	Unusual	Unusual	Operating
	Sales	Costs	Items	Items	Earnings
United States
U.S. Consumer Products	$95.3	$(83.0)	$12.3	$—	$12.3
Foodservice Products	52.6	(51.0)	1.6	—	1.6
Canadian Foods	69.7	(65.6)	4.1	—	4.1
Corporate	—	(1.3)	(1.3)	—	(1.3)

Total	$217.6	$(200.9)	$16.7	$—	$16.7

Reconciliation of operating earnings to net earnings:

	Before	Unusual
	Unusual	& One-
	& One-Time	Time
	Items	Items	Total
Operating earnings	$16.7	$—	$16.7
Interest, net	(5.7)	—	(5.7)
Earnings from continuing operations before income taxes	11.0	—	11.0
Income taxes	(3.7)	—	(3.7)
Earnings from continuing operations	7.3	—	7.3
Earnings from discontinued operations	0.6	—	0.6
Net earnings	$7.9	$—	$7.9

Basic earnings per share:
Continuing operations	$0.38	$—	$0.38
Discontinued operations	0.03	—	0.03
Total	$0.41	$—	$0.41

Diluted earnings per share:
Continuing operations	$0.38	$—	$0.38
Discontinued operations	0.02	—	0.02
Total	$0.40	$—	$0.40

International Multifoods Corporation

Segment and Earnings Digest

(unaudited)

(in millions, except per share data)

FY 2002 - Fourth Quarter Ended March 2

			Operating
			Earnings
			Before
	Net	Operating	Unusual	Unusual	Operating
	Sales	Costs	Items	Items	Earnings
United States
U.S. Consumer Products	$93.4	$(83.9)	$9.5	$—	$9.5
Foodservice Products	55.2	(54.4)	0.8	(0.6)	0.2
Canadian Foods	67.4	(61.7)	5.7	—	5.7
Corporate	—	(2.7)	(2.7)	—	(2.7)

Total	$216.0	$(202.7)	$13.3	$(0.6)	$12.7

Reconciliation of operating earnings to net earnings:

	Before	Unusual
	Unusual	& One-
	& One-Time	Time
	Items	Items	Total
Operating earnings	$13.3	$(0.6)	$12.7
Interest, net	(6.7)	—	(6.7)
Other income (expense), net	0.9	—	0.9
Earnings from continuing operations before income taxes	7.5	(0.6)	6.9
Income taxes	(2.8)	0.2	(2.6)
Earnings from continuing operations	4.7	(0.4)	4.3
Earnings from discontinued operations	1.2	(0.6)	0.6
Net earnings	$5.9	$(1.0)	$4.9

Basic earnings per share:
Continuing operations	$0.25	$(0.02)	$0.23
Discontinued operations	0.06	(0.03)	0.03
Total	$0.31	$(0.05)	$0.26

Diluted earnings per share:
Continuing operations	$0.24	$(0.02)	$0.22
Discontinued operations	0.06	(0.03)	0.03
Total	$0.30	$(0.05)	$0.25

International Multifoods Corporation

Consolidated Statements of Operations

(unaudited)

	Twelve Months Ended
	March 1,	March 2,
(in millions, except per share data)	2003	2002
Net sales	$939.3	$597.9
Cost of goods sold	(755.3)	(497.0)
Gross profit	184.0	100.9
Selling, general and administrative	(110.8)	(71.6)
Unusual items	—	0.3
Operating earnings	73.2	29.6
Interest, net	(24.5)	(11.6)
Loss on cancellation of debt offering	—	(10.3)
Other income (expense), net	(4.7)	(0.2)
Earnings from continuing operations before income taxes	44.0	7.5
Income taxes	(16.3)	(2.5)
Earnings from continuing operations	27.7	5.0
Earnings (loss) from discontinued operations	(73.7)	4.2
Net earnings (loss)	$(46.0)	$9.2

Basic earnings (loss) per share:
Continuing operations	$1.45	$0.27
Discontinued operations	(3.86)	0.22
Total	$(2.41)	$0.49

Diluted earnings (loss) per share:
Continuing operations	$1.43	$0.26
Discontinued operations	(3.80)	0.22
Total	$(2.37)	$0.48

Average shares outstanding:
Basic	19.1	18.9
Diluted	19.4	19.1

International Multifoods Corporation

Segment and Earnings Digest

(unaudited)

(in millions, except per share data)

FY 2003 - Twelve Months Ended March 1

			Operating
			Earnings
			Before
	Net	Operating	Unusual	Unusual	Operating
	Sales	Costs	Items	Items	Earnings
United States
U.S. Consumer Products	$413.0	$(356.6)	$56.4	$—	$56.4
Foodservice Products	228.6	(222.4)	6.2	—	6.2
Canadian Foods	297.7	(275.6)	22.1	—	22.1
Corporate	—	(11.5)	(11.5)	—	(11.5)
Total	$939.3	$(866.1)	$73.2	$—	$73.2

Reconciliation of operating earnings to net loss:

	Before	Unusual
	Unusual	& One-
	& One-Time	Time
	Items	Items	Total
Operating earnings	$73.2	$—	$73.2
Interest, net	(24.5)	—	(24.5)
Other income (expense),	—	(4.7)	(4.7)
Earnings from continuing operations before income taxes	48.7	(4.7)	44.0
Income taxes	(18.0)	1.7	(16.3)
Earnings from continuing operations	30.7	(3.0)	27.7
Loss from discontinued operations	(73.7)	—	(73.7)
Net loss	$(43.0)	$(3.0)	$(46.0)

Basic earnings (loss) per share:
Continuing operations	$1.60	$(0.15)	$1.45
Discontinued operations	(3.86)	—	(3.86)
Total	$(2.26)	$(0.15)	$(2.41)

Diluted earnings (loss) per share:
Continuing operations	$1.58	$(0.15)	$1.43
Discontinued operations	(3.80)	—	(3.80)
Total	$(2.22)	$(0.15)	$(2.37)

International Multifoods Corporation

Segment and Earnings Digest

(unaudited)

(in millions, except per share data)

FY 2002 — Twelve Months Ended March 2

			Operating
			Earnings
			Before
	Net	Operating	Unusual	Unusual	Operating
	Sales	Costs	Items	Items	Earnings
United States
U.S. Consumer Products	$109.7	$(97.4)	$12.3	$—	$12.3
Foodservice Products	215.8	(210.8)	5.0	(0.9)	4.1
Canadian Foods	272.4	(249.5)	22.9	1.5	24.4
Corporate	—	(10.9)	(10.9)	(0.3)	(11.2)
Total	$597.9	$(568.6)	$29.3	$0.3	$29.6

Reconciliation of operating earnings to net earnings:

	Before	Unusual
	Unusual	& One-
	& One-Time	Time
	Items	Items	Total
Operating earnings	$29.3	$0.3	$29.6
Interest, net	(11.6)	—	(11.6)
Loss on cancellation of debt offering	—	(10.3)	(10.3)
Other income (expense), net	0.5	(0.7)	(0.2)
Earnings from continuing operations before income taxes	18.2	(10.7)	7.5
Income taxes	(6.8)	4.3	(2.5)
Earnings from continuing operations	11.4	(6.4)	5.0
Earnings from discontinued operations	4.9	(0.7)	4.2
Net earnings	$16.3	$(7.1)	$9.2

Basic earnings per share:
Continuing operations	$0.61	$(0.34)	$0.27
Discontinued operations	0.25	(0.03)	0.22
Total	$0.86	$(0.37)	$0.49

Diluted earnings per share:
Continuing operations	$0.60	$(0.34)	$0.26
Discontinued operations	0.25	(0.03)	0.22
Total	$0.85	$(0.37)	$0.48

International Multifoods Corporation

Consolidated Condensed Balance Sheets

(unaudited)

	March 1,	March 2,
(in millions)	2003	2002
Assets
Current assets:
Cash and cash equivalents	$1.2	$26.5
Trade accounts receivable, net	43.9	45.3
Inventories	124.7	104.8
Current assets of discontinued operations	—	258.1
Other current assets	46.2	34.5
Total current assets	216.0	469.2
Property, plant and equipment, net	235.1	148.0
Goodwill and other acquisition related intangibles, net	199.3	181.7
Noncurrent assets of discontinued operations	—	151.2
Other assets	115.9	174.6
Total assets	$766.3	$1,124.7

Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable	$15.1	$—
Current portion of long-term debt	1.3	24.5
Accounts payable	70.1	51.3
Current liabilities of discontinued operations	—	143.1
Other current liabilities	60.5	51.2
Total current liabilities	147.0	270.1
Long-term debt	328.0	514.5
Employee benefits and other liabilities	55.3	68.0
Total liabilities	530.3	852.6

Shareholders’ equity	236.0	272.1
Total liabilities and shareholders’ equity	$766.3	$1,124.7

International Multifoods Corporation

Consolidated Condensed Statements of Cash Flows

(unaudited)

	Twelve Months Ended
	March 1,	March 2,
(in millions)	2003	2002
Cash flows from operations:
Earnings from continuing operations	$27.7	$5.0
Depreciation and amortization	14.6	13.3
Other, net	1.9	(14.8)
Cash provided by continuing operations	44.2	3.5
Cash used for discontinued operations	(6.0)	(11.2)
Cash provided by (used for) operations	38.2	(7.7)

Cash flows from investing activities:
Capital expenditures	(33.0)	(23.8)
Acquisition of business	—	(310.3)
Proceeds from sale of distribution business	165.8	—
Other, net	(1.5)	16.4
Cash provided by (used for) investing activities	131.3	(317.7)

Cash flows from financing activities:
Net change in debt	(196.0)	354.2
Other, net	1.1	(12.5)
Cash provided by (used for) financing activities	(194.9)	341.7

Effect of exchange rate changes on cash and equivalents	0.1	(0.1)
Net increase (decrease) in cash and equivalents	(25.3)	16.2
Cash and equivalents at beginning of period	26.5	10.3

Cash and equivalents at end of period	$1.2	$26.5